Dear Carys Damon:

As you know, the Covid-19 pandemic and subsequent government actions have had a material, adverse effect on the business of Inspired. Management and the Board recognize that even with significant remedial efforts outlined by the Office of the Executive Chair and approved by the Board of Directors on March 26, 2020, there can be no certainty as to the ultimate effects of the pandemic on the business if prolonged.

At the meeting, the OEC proposed and the Board accepted a scaled reduction depending on amount of base salary, starting at 12.5% for the lowest tier affected to 33% for the highest paid employees. Your reduction will be 17%.

The OEC also proposed and the Board approved, a deferral of payment of the 2019 STIP at this time as part of a cash conservation measure. The Board also deferred any award of a 2020 LTIP or construction of an interim incentive plan using shares allocated to the 2018 LTIP as well as any request to the stockholders to approve and fund a new LTIP for 2021-23.

The reduction and other actions will remain in force until further action by the Compensation Committee.

Other than the agreed temporary base salary reduction and other matters set forth above, nothing about this action alters your or the Committee's rights with regard to your employment or contract.

Thank you for staying focused on helping us get the business through this period of unprecedented turbulence. Please acknowledge and return a signed copy to me.

Very truly yours,

/s/ Steve Saferin

Steve Saferin, Chair
Compensation Committee

Acknowledged and agreed this 30 day of March, 2020

/s/ Carys Damon